                          CALCULATION AGENCY AGREEMENT

                  CALCULATION AGENCY AGREEMENT, dated as of November 15, 2004
(the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and
Lehman Brothers Inc., as Calculation Agent.

                  WHEREAS, the Company has authorized the issuance of up to
$5,732,000 aggregate principal amount of Index-Plus Notes Due November 15,
2009, Performance Linked to the Dow Jones STOXX 50(SM) Index (SX5P) (the
"Securities");*

                  WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as
Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4,
1993, October 1, 1995 and June 26, 1997, and incorporating Standard Multiple
Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987
(collectively, the "Indenture"); and

                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

                  NOW THEREFORE, the Company and the Calculation Agent agree as follows:

                  1.    Appointment of Agent. The Company hereby appoints Lehman
Brothers Inc., as Calculation Agent, and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2.    Calculations and Information Provided. In response to a
request made by the Trustee for a determination of the Maturity Payment Amount due on the Stated Maturity Date of the Securities, the Calculation Agent shall determine such Maturity Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Applicable USD/EUR Exchange Rate, (b) the determination of the Successor Index if publication of the Index is discontinued, (c) the determination of the Closing Index Level if no Successor Index is available or if STOXX Limited or the publisher of any Successor Index, as the case may be, fails to calculate and announce a Closing Index Level on any day, (d)
adjustments to the Index, the Successor Index, the Closing Index Level or the
Closing USD Index Level if the method of calculating any of these items changes in a material respect or if the Index or Successor Index is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or Successor Index, as

---------------------------------
*        The Dow Jones STOXX 50 Index is proprietary and copyrighted material.
         The Dow Jones STOXX 50 Index and the related trademarks have been licensed for certain purposes by the Company. Neither STOXX Limited nor
         Dow Jones & Company, Inc. sponsors, endorses or promotes the Securities based on the Dow Jones STOXX 50 Index and neither STOXX Limited nor Dow
         Jones & Company, Inc. makes a representation regarding the advisability of investing in the Securities.

the case may be, had such changes or modifications not been made, (e)
adjustments to the Threshold Level, if required in order to reflect adjustments made to the Index or Successor Index, and (f) the determination of whether a
Market Disruption Event has occurred. The Calculation Agent shall notify the
Trustee of all such determinations and adjustments or any such Successor Index, or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use in making the determinations, adjustments or calculations described in this Section 2.

                  3.    Calculations. Any calculation or determination by the
Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust
Office.

                  4.    Fees and Expenses. The Calculation Agent shall be
entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

                  5.    Terms and Conditions. The Calculation Agent accepts its
obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a)   in acting under this Agreement, the Calculation Agent is
         acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b)   unless otherwise specifically provided herein, any
         order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person whom the
         Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c)   the Calculation Agent shall be obliged to perform only
         such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d)   the Calculation Agent, whether acting for itself or in
         any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                  (e)   the Calculation Agent shall incur no liability hereunder
         except for loss sustained by reason of its gross negligence or willful misconduct.

                  6.    Resignation; Removal; Successor. (a) The Calculation
Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation
Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time

                                       2

by the filing with it of an instrument in writing signed by or on behalf of the
Company and specifying such removal and the date when it shall become effective.
Such resignation or removal shall take effect upon the appointment by the
Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the
Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

                  (b)   In case at any time the Calculation Agent shall resign,
         or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor
         Calculation Agent. Upon the appointment as aforesaid of a successor
         Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation
         Agent hereunder.

                  (c)   Any successor Calculation Agent appointed hereunder
         shall execute, acknowledge and deliver to its predecessor, to the
         Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation
         Agent hereunder.

                  (d)   Any corporation into which the Calculation Agent
         hereunder may be merged or converted or any corporation with which the
         Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation
         Agent shall be a party, or any corporation to which the Calculation
         Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor
         Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  7.    Certain Definitions. Terms not otherwise defined herein
or in Annex A hereto are used herein as defined in the Indenture or the
Securities.

                                       3

                  8.    Indemnification. The Company will indemnify the
Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or willful misconduct of the Calculation Agent or any of its agents or employees. The
Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

                  9.    Notices. Any notice required to be given hereunder shall
be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the
Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646)
758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399
Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone:
(212) 526-7000), Attention: Corporate Secretary, (b) in the case of the
Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019
(facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity
Derivatives Trading and (c) in the case of the Trustee, to it at 388 Greenwich
Street, 14th Floor, New York, New York 10013 (facsimile: (212) 816-5527)
(telephone: (212) 816-5773), Attention: Agency and Trust or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

                  10.   Governing Law. This Agreement shall be governed by, and
construed in accordance with, the laws of the State of New York.

                  11.   Counterparts. This Agreement may be executed in any
number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  12.   Benefit of Agreement. This Agreement is solely for the
benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

                                       4

                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                      LEHMAN BROTHERS HOLDINGS INC.

                                      By: _______________________________
                                          Name:
                                          Title:

                                      LEHMAN BROTHERS INC.,
                                        as Calculation Agent

                                      By: _______________________________
                                          Name:
                                          Title:

                                       5

                                     ANNEX A
                                     -------

         1.       The Index.

                  The Index is the Dow Jones STOXX 50 Index (the "Index"), as
calculated, published and reported by STOXX Limited, a joint venture of Deutsche
Boerse AG, Dow Jones & Company, Inc. and the SWX Group ("STOXX Limited"). Dow
Jones & Company, Inc. compiles and maintains the Index, as well as the proprietary data contained therein.

The Index is a free-float, market capitalization-weighted index of 50 securities, and it is currently designed to provide a European blue-chip representation of market sector leaders on the major exchanges of 17 European countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland,
Italy, Luxembourg, The Netherlands, Norway, Portugal, Spain, Sweden, Switzerland
and the United Kingdom. Index components are selected from the Dow Jones
STOXX(SM) 600, which represents the 600 largest securities traded on all major
European exchanges. The Index is calculated and reported, in euros, by STOXX
Limited. The Index does not include the value of dividends paid on shares of the component securities. As of November 10, 2004, the 50 companies included in the
Index were divided into the following market sectors: Consumer Discretion,
Consumer Staples, Energy, Financial Services, Healthcare, Industrials,
Information Technology, Materials, Telecom Services and Utilities (each company is classified in only one Dow Jones STOXX market sector, such classification being based on the company's primary revenue source). As of November 10, 2004, the components comprising the Index came from only 10 of the potential 17 countries: Belgium, Finland, France, Germany, Italy, the Netherlands, Spain,
Sweden, Switzerland and United Kingdom.

         2.       Determination of the Maturity Payment Amount.

                  The Calculation Agent shall, at the request of the Trustee, determine the amount payable on the Stated Maturity Date for each $1,000 principal amount of Securities (the "Maturity Payment Amount").

                  The Maturity Payment Amount shall be the following:

                  o    If the Final USD Index Level is greater than or equal to
                       the Initial USD Index Level, the sum of:

                               (1)  $1,000, and
                                                        Upside               Final USD             Initial USD
                               (2)  $1,000     x     Participation     x     Index Level     -     Index Level
                                                         Rate                ---------------------------------
                                                                                   Initial USD Index Level

                  o    If the Final USD Index Level is less than the Initial USD
                       Index Level and the Closing USD Index Level is at or
                       above the Threshold Level on all Exchange Business Days
                       during the Measurement Period, $1,000.

                  o    If the Final USD Index Level is less than the Initial USD
                       Index Level and the Closing USD Index Level has fallen
                       below the Threshold Level on any Exchange Business Day
                       during the Measurement Period, the product of:

                        (1)  $1,000, and

                        (2)   Final USD Index Level
                             -----------------------
                             Initial USD Index Level

         3.       Discontinuance of the Index.

         (a)      If STOXX Limited discontinues publication of the Index, and
         STOXX Limited and another entity publish a successor or substitute index (the "Successor Index") that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Index, then the Calculation Agent shall determine the
         Closing Index Level to be used for purposes of (x) determining whether the Closing USD Index Level has fallen below the Threshold Level on any
         Exchange Business Day during the Measurement Period and (y) computing the Maturity Payment Amount by reference to the Closing Index Level of such Successor Index on the applicable date.

         (b)      Upon any selection by the Calculation Agent of a Successor
         Index, the Company shall promptly give notice to the holders of the
         Securities.

         (c)      If (i) on any date prior to and including the Valuation Date,
         STOXX Limited discontinues publication of the Index and the
         Calculation Agent determines that no Successor Index is available at such time or (ii) STOXX Limited or the publisher of any Successor
         Index, as the case may be, fails to calculate and announce a Closing
         Index Level for the Index or Successor Index, as the case may be, on any date when it would ordinarily calculate and announce such Closing
         Index Level in accordance with its customary practice, then, in the case of either (i) or (ii), on such date, the Calculation Agent shall determine the Closing Index Level to be used for purposes of (x)
         determining whether the Closing USD Index Level has fallen below the
         Threshold Level on any Exchange Business Day during the Measurement
         Period and (y) computing the Maturity Payment Amount. The Closing Index
         Level shall be computed by the Calculation Agent in such circumstances in accordance with the formula for, and method of, calculating the
         Index or Successor Index, as the case may be, last in effect prior to such discontinuance, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the Close of
         Trading on such date of each security most recently comprising the
         Index or Successor Index, as the case may be, on the Relevant Exchange for such security.

         4.       Alteration of Method of Calculation.

                  If at any time the method of calculating the Index, a
Successor Index, the Closing Index Level or the Closing USD Index Level is
changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the Index or such Successor Index does not,

                                      A-2

in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent will then calculate the Final USD Index
Level (and the Maturity Payment Amount) with reference to the Index or such
Successor Index, as adjusted. Accordingly, if the method of calculating the
Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a level of the Index or such Successor Index as if it had not been modified (for example, if such split had not occurred).

         5.       Definitions.

                  Set forth below are the terms used in the Agreement and in this Annex A.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "AMEX" shall mean the American Stock Exchange LLC.

                  "Applicable USD/EUR Exchange Rate" shall mean the U.S.
dollar/euro exchange rate (expressed as the number of U.S. dollars per euro), as of the time the relevant USD Index Level is calculated, as determined by the
Calculation Agent.

                  "Business Day", notwithstanding any provision in the
Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial
Calculation Agent shall be Lehman Brothers Inc.

                  "Close of Trading" shall mean, in respect of any Relevant
Exchange, the scheduled weekday closing time on a day on which the Relevant
Exchange is scheduled to be open for trading for its regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

                  "Closing Index Level" of the Index (or any Successor Index) on
any particular day shall mean the official closing level of the Index (or any
Successor Index), as reported by STOXX Limited (or of any Successor Index, as reported by the publisher of such Successor Index) on such day, or in the circumstances described in Section 3(c) of this Annex A, the Closing Index Level computed as described in Section 3(c) of this Annex, all as determined by the
Calculation Agent pursuant to this Agreement.

                                      A-3

                  "Closing USD Index Level" on any particular day shall mean the
Closing Index Level of the Index on such day, multiplied by the Applicable
USD/EUR Exchange Rate, as determined by the Calculation Agent.

                  "Company" shall have the meaning set forth in the preamble to this Agreement.

                  "Exchange Business Day" shall mean any day on which (a) the
Index or any Successor Index is calculated and announced by its publisher or
(b) if the Calculation Agent has determined that no Successor Index is available or STOXX Limited or the publisher of any Successor Index, as the case may be, fails to calculate and announce a Closing Index Level for the Index or Successor
Index, as the case may be, on any date when it would ordinarily calculate and announce such Closing Index Level in accordance with its customary practice, the
Calculation Agent calculates the Closing Index Level pursuant to Section 3(c) of this Annex A.

                  "Final USD Index Level" shall equal the Closing USD Index
Level on the Valuation Date.

                  "Indenture" shall have the meaning set forth in the preamble to this Agreement.

                  "Index" shall have the meaning set forth in Section 1 of this
Annex A.

                  "Initial USD Index Level" shall equal 3576.6688, the Closing
USD Index Level on November 10, 2004.

                  "Market Disruption Event", with respect to the Index, shall mean the Calculation Agent has determined in its sole discretion that any of the following events has occurred:

         (a)      A material suspension of, or limitation imposed on, trading relating to the securities that then comprise 20% or more of the Index or any Successor Index, by the Relevant Exchanges on which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that Relevant Exchange or otherwise.

         (b)      A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the Index or any Successor
         Index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading for that primary exchange or quotation system on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

         (c)      Any event, other than an early closure, that disrupts or
         impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the Index or any Successor Index, on the
         Relevant Exchanges on which those securities are traded at any time during the one-hour period that ends at the close of trading on such day.

         (d)      Any event, other than an early closure, that disrupts or
         impairs the ability of market participants in general to effect transactions in, or obtain market values for, the

                                      A-4

         futures or options contracts relating to the Index or any Successor
         Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the close of trading for that primary exchange or quotation system on such day.

         (e)      The closure of the Relevant Exchanges on which the securities that then comprise 20% or more of the Index or any Successor Index are traded or on which futures or options contracts relating to the Index or any Successor Index are traded prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchanges at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the Relevant Exchanges and (b) the submission deadline for orders to be entered into the Relevant
         Exchanges for execution at the Close of Trading on such day.

         (f)      The Company, or any of its affiliates, is unable, after using commercially reasonable efforts to unwind or dispose of, or realize, recover or remit the proceeds of, any transactions or assets it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred, the relevant percentage contribution of a security to the level of the Index or any
Successor Index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index, in each case immediately before the occurrence of the Market Disruption Event.

                  "Maturity Payment Amount" shall have the meaning set forth in
Section 2 of this Annex A.

                  "Measurement Period" shall mean the period from November 10,
2004 to and including the Valuation Date.

                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

                  "NYSE" shall mean The New York Stock Exchange, Inc.

                  "Relevant Exchange" shall mean, at any particular time, for any security (or any combination thereof) then included in the Index or any
Successor Index or used in determining the Closing Index Level in the circumstances described in Section 3(c) of this Annex A, the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

                  "Securities" shall have the meaning set forth in the preamble to this Agreement.

                  "Stated Maturity Date" shall mean November 15, 2009 (or if
November 15, 2009 is not a Business Day, on the next Business Day); provided, that if the Valuation Date is postponed because of the occurrence of a Market
Disruption Event or because such day is not an Exchange Business Day, the Stated
Maturity Date shall be the third Business Day following the date that the Final
USD Index Level on the postponed Valuation Date is determined.

                                      A-5

                  "STOXX Limited" shall have the meaning set forth in Section 1 of this Annex A.

                  "Successor Index" shall have the meaning set forth in Section
3(a) of this Annex A.

                  "Threshold Level" shall mean 2146.0013, as it may be
adjusted from time to time by the Calculation Agent to the extent it believes appropriate, in a manner consistent with the adjustments to the method of calculation of the Index or a Successor Index described in Sections 3 and 4 of this Annex A and under the circumstances described in Sections 3 and 4 of this
Annex A.

                  "Trustee" shall have the meaning set forth in the preamble to this Agreement.

                  "Upside Participation Rate" shall mean 114.2%.

                  "Valuation Date" shall mean November 11, 2009; provided that if a Market Disruption Event occurs on such day or if such day is not an
Exchange Business Day, then the Valuation Date shall be the next Exchange
Business Day on which no Market Disruption Event occurs.

                                      A-6